Exhibit 99.2

October 8, 2026

Prudential Holdings of Japan, Inc.

Prudential Life Insurance Co., Ltd.

Gibraltar Life Insurance Co., Ltd.

Update on the Progress of Reimbursement

(As of September 16, 2026)

Prudential Holdings of Japan, Inc. (hereinafter, the “Holding Company”) would like to once again express its sincere apologies to all those who have suffered harm, as well as to all other stakeholders, for the significant inconvenience and concern caused by inappropriate monetary conduct and other actions by current and former sales employees (hereinafter, the “current or former employees”) of Prudential Life Insurance Co., Ltd. (hereinafter, “Prudential Life”) and Gibraltar Life Insurance Co., Ltd. (hereinafter, “Gibraltar Life”). Such inappropriate monetary conduct includes soliciting customers to invest or offering profit-making schemes in exchange for money, borrowing money from customers, and other violations of internal regulations regarding money.

The Prudential Group would like to provide an update on reimbursement progress for affected customers as of September 16.1

Overview of Reimbursement Progress

Of the 498 individuals, representing claims in the aggregate amount of 3.08 billion yen, announced on January 16 as having been affected by monetary misconduct at Prudential Life (hereinafter, the “January 16 Disclosure”), review or reimbursement has been completed for 492 individuals, representing claims in the aggregate amount of 3.08 billion yen. A further 6 individuals, representing claims in the aggregate amount of 3 million yen, remain under review or are awaiting resolution.

For inquiries regarding Prudential Life and Gibraltar Life other than those covered by the January 16 Disclosure, the Customer Reimbursement Committee has completed its review of 848 individual inquiries, of which 329 individual cases, representing claims in the aggregate amount of 2.57 billion yen, were eligible for reimbursement[2]. Details are provided below.

[1]

As announced in the February 10 press release titled “Regarding the Customer Reimbursement Committee,” the Holding Company established the Customer Reimbursement Committee, which is composed of third parties and independently reviews and determines reimbursement eligibility and reimbursement amounts from a position independent of the Prudential Group. Without limiting its determinations solely to legal considerations, the Prudential Group is prioritizing sincere and prompt reimbursement for affected customers.

[2]

“Eligible for reimbursement” refers to individuals whose reimbursement was completed without going through the Customer Reimbursement Committee; individuals whose reimbursement was approved by the Customer Reimbursement Committee and for which payment has been completed or is currently being processed.

1.	Regarding the Cases Disclosed by Prudential Life on January 16[3]

Among the cases covered by the January 16 Disclosure, 498 individuals were announced as having been affected by inappropriate monetary conduct, with the total amount involved amounting to 3.08 billion yen4.

Of these, as of September 16, the review has been completed or reimbursement has been completed for 492 individuals, representing claims in the aggregate amount of 3.08 billion yen, including 204 individuals, representing claims in the aggregate amount of 920 million yen5, who were eligible for reimbursement, as well as 150 individuals, representing claims in the aggregate amount of 1.37 billion yen, whose inquiries were determined to be unsubstantiated6. In addition, 138 individuals had already received reimbursement of 790 million yen from current or former employees as of January 16. A further 6 individuals, representing claims in the aggregate amount of 3 million yen, remain under review or are awaiting resolution.

[3]	The charts in this press release are based on the number of individuals.
[4]

In addition to the 498 individuals mentioned above, the January 16 Disclosure also announced that 240 individuals had been affected by cases involving “the referral of investment products or providers not permitted under internal regulations (with no current or former employees receiving money from customers),” with the total amount involved amounting to 1.31 billion yen. Of these, 20 individuals, representing claims in the aggregate amount of 250 million yen, had received reimbursement from relevant parties as of January 16. As of September 16, 175 individuals, representing claims in the aggregate amount of 550 million yen, were eligible for reimbursement. 40 individuals, representing claims in the aggregate amount of 380 million yen, had inquiries that were unsubstantiated. Additionally, 5 individuals, representing claims in the aggregate amount of 120 million yen, were under review or awaiting resolution.

[5]

This amount refers to the reimbursement approved. The difference between the amount on which the January 16 disclosure was based and the approved reimbursement is included in the ¥1.37 billion associated with unsubstantiated inquiries.

[6]

Unsubstantiated inquiries include cases where individuals expressed that they did not wish to seek reimbursement. They also include cases involving individuals who could not be contacted and remained unreachable for 30 days after a reminder notice was sent. (If these individuals subsequently contact us, their cases will be reviewed again.)

2. Regarding Customer Inquiries Other Than the Cases Disclosed on January 16

The Customer Reimbursement Committee is reviewing, on an ongoing basis, customer inquiries regarding Prudential Life and Gibraltar Life other than those relating to the January 16 Disclosure.

As of September 16, the Committee has completed the review of 848 inquiries, 725 relating to Prudential Life and 123 relating to Gibraltar Life. Of the 848 inquiries reviewed, 329 were eligible for reimbursement, representing claims in the aggregate amount of 2.57 billion yen. Of the 329, 272 relating to Prudential Life represented claims in the aggregate amount of 2.16 billion yen, while 57 relating to Gibraltar Life represented claims in the aggregate amount of 410 million yen. Another 519 inquiries were unsubstantiated, 453 relating to Prudential Life and 66 relating to Gibraltar Life.

The primary types of conduct in cases eligible for reimbursement were money borrowing, investment solicitation, or investment referral.

3. Regarding the Customer Reimbursement Committee’s Determinations on Reimbursement Eligibility7

The Customer Reimbursement Committee is composed of independent third parties, and, acting independently of the Prudential Group, reviews and determines whether reimbursement is appropriate, and, if so, the amount of reimbursement. In doing so, the Committee seeks to provide sincere, prompt, and fair reimbursement to affected individuals, and does not limit its considerations solely to situations where the Company bears legal liability. The Committee carefully examines the specific circumstances of each case and, without being constrained by the standard of proof generally required in court proceedings, conducts holistic reviews and determinations based on the facts that have been confirmed and the circumstances of the affected individual.

Specifically, the Committee makes its determinations on a case-by-case basis, taking into consideration the facts and circumstances of each case, including the nature of the inappropriate conduct, the availability of objective evidence supporting the reported loss, the extent of the Company’s responsibility, including any failure in its management oversight, and other relevant factors.

Examples of cases in which reimbursement was not approved include:

•	An inappropriate investment referral was made, but no money was exchanged or no investment was made.

•	The current or former employee had already refunded the full amount.

•	Reimbursement was not deemed appropriate after consideration of the circumstances, including the absence of minimum documentation necessary to verify facts described in the inquiry.

4. Status of Implementation of Recurrence Prevention Measures

The Prudential Group is conducting customer awareness initiatives and investigations to prevent further harm, while also reforming its management structure to prevent recurrence. We also continue to strengthen our governance framework by reinforcing compliance awareness, redefining the roles and responsibilities of each function, developing a sales supervision framework independent of the sales organization, and clarifying risk ownership.

For Prudential Life’s measures to prevent recurrence, please refer to its October 8, 2026 press release titled “Publication of the Special Investigation Committee’s Investigation Report and Initiatives to Ensure Thorough Customer-Centric Business Operations.”

At Gibraltar Life, customer-centric business operations continue to be enhanced through improvements to the compliance framework, a review of the compensation system for sales employees to place greater emphasis on maintaining long-term relationships with customers, and the development of a framework to support ongoing customer engagement across the organization.

[7]	The number of inquiries attributed to each company is based on the information provided by customers at the time of their inquiries.

5. Future Updates

The Prudential Group plans to continue providing quarterly updates on reimbursement progress to ensure transparency. Furthermore, to ensure sincere and prompt reimbursement for those affected, the Group will continue to contact customers, conduct investigations, and ensure reimbursement under the enhanced response framework.

The Prudential Group takes this situation very seriously and is fully committed to preventing recurrence and restoring trust. We ask for your continued understanding and cooperation.